Exhibit 4.8

CALL RIGHT AGREEMENT

This CALL RIGHT AGREEMENT (the “Agreement”) is dated as of July 13, 2017, and entered into by and between (i) WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent for the holders of the Term Loan Obligations (as defined below), including its successors and assigns from time to time (the “Term Loan Agent”), (ii) U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee for the holders of the IPCO New Notes Obligations (as defined below), including its successors and assigns from time to time (the “IPCO New Notes Trustee”) and (iii) U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee for the holders of the IPCO New Money Notes Obligations (as defined below), including its successors and assigns from time to time (the “IPCO New Money Notes Trustee”).

RECITALS

A.

WHEREAS, J. Crew Group, Inc. (“Borrower”), Chinos Intermediate Holdings B, Inc., (“Holdings”), certain Subsidiaries of Holdings as subsidiary guarantors (together with Holdings, the “Term Loan Guarantors” and, together with Borrower, the “Term Loan Obligors”), the lenders from time to time party thereto (the “Term Loan Lenders”) and the Term Loan Agent have entered into an Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended by Amendment No. 1 thereto dated as of the date hereof and as further amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Term Loan Agreement”);

B.

WHEREAS, J. Crew Brand, LLC and J. Crew Brand Corp. as co-issuers (collectively, the “IPCO Notes Issuers”), J. Crew Brand Intermediate, LLC (“IPCO Holdings”), certain Subsidiaries of IPCO Holdings as subsidiary guarantors (together with IPCO Holdings, the “IPCO Notes Guarantors” and, together with the IPCO Notes Issuers, the “IPCO Notes Obligors”) have entered into (i) an indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “IPCO New Notes Indenture”), with the IPCO New Notes Trustee, pursuant to which the IPCO Notes Issuers have issued 13.00% Senior Secured Notes due 2021 (the “IPCO New Notes”), in an initial aggregate principal amount of $249,596,000, and (ii) an indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “IPCO New Money Notes Indenture” and, together with the IPCO New Notes Indenture, collectively being referred to herein as the “IPCO Notes Indentures”), with the IPCO New Money Notes Trustee pursuant to which the IPCO Notes Issuers have issued 13.00% Senior Secured New Money Notes due 2021 (the “IPCO New Money Notes” and, together with the IPCO New Notes, collectively being referred to herein as the “IPCO Notes”), in an initial aggregate principal amount of $97,000,000; and

C.

WHEREAS, (i) the IPCO New Notes Trustee, on behalf of the respective IPCO New Notes Claimholders (as defined below), has agreed to provide the Term Loan Claimholders (as defined below) with a call right to purchase the respective IPCO New Notes Obligations under certain circumstances as set forth in this Agreement and (ii) the IPCO New Money Notes Trustee, on behalf of the respective IPCO New Money Notes Claimholders (as defined below), has agreed to provide the Term Loan Claimholders (as defined below) with a call right to purchase the respective IPCO New Money Notes Obligations under certain circumstances as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.Definitions.

1.1  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the equity interests having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Call Right Agreement, as amended, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” as defined in the recitals to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Call Right Election Notice” means a notice substantially in the form of Exhibit A hereto.

“Holdings” as defined in the recitals to this Agreement.

“IPCO Holdings” as defined in the recitals to this Agreement.

“IPCO New Money Notes Claimholders” means, at any relevant time, the holders of IPCO New Money Notes Obligations at that time, the IPCO New Money Notes Trustee and each agent under the IPCO New Money Notes Documents.

“IPCO New Notes Claimholders” means, at any relevant time, the holders of IPCO New Notes Obligations at that time, the IPCO New Notes Trustee and each agent under the IPCO New Notes Documents.

“IPCO Notes Claimholders” means, collectively, (i) the IPCO New Notes Claimholders and (ii) the IPCO New Money Notes Claimholders.

“IPCO New Money Notes Documents” means the IPCO New Money Notes Indenture, the IPCO New Money Notes and the other “Notes Documents” (as defined in the IPCO New Money Notes

Indenture), as amended, modified, supplemented, extended, renewed, restated, replaced or refinanced from time to time.

“IPCO New Notes Documents” means the IPCO New Notes Indenture, the IPCO New Notes and the other “Notes Documents” (as defined in the IPCO New Notes Indenture), as amended, modified, supplemented, extended, renewed, restated, replaced or refinanced from time to time.

“IPCO Notes Documents” means, collectively, (i) the IPCO New Money Notes Documents and (ii) the IPCO New Notes Documents.

“IPCO Notes Guarantors” as defined in the recitals to this Agreement.

“IPCO Notes Indentures” as defined in the recitals to this Agreement.

“IPCO Notes Issuers” as defined in the recitals to this Agreement.

“IPCO Notes” as defined in the recitals to this Agreement.

“IPCO New Money Notes Obligations” means all principal of, interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to an IPCO Notes Obligor seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), if any, on the IPCO New Money Notes and all expenses, indemnities and other obligations owing, due or payable at any time by the IPCO Notes Issues or any IPCO Notes Guarantor to any IPCO New Money Notes Claimholder under any IPCO New Money Notes Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“IPCO New Notes Obligations” means all principal of, interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to an IPCO Notes Obligor seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), if any, on the IPCO New Notes and all expenses, indemnities and other obligations owing, due or payable at any time by the IPCO New Notes Issues or any IPCO Notes Guarantor to any IPCO New Notes Claimholder under any IPCO New Notes Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“IPCO Notes Obligations” means, collectively, (i) the IPCO New Notes Obligations and (ii) the IPCO New Money Notes Obligations.

“IPCO Notes Obligors” as defined in the recitals to this Agreement.

“IPCO Notes Trustees” means, collectively, (i) the IPCO New Notes Trustee and (ii) the IPCO New Money Notes Trustee.

“IPCO Trademark License Agreement” means, collectively, (i) the Amended and Restated Intellectual Property License Agreement, entered into as of July 13, 2017, by and between the Licensor, the Licensee and the Payors, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (ii) the Intellectual Property License Agreement, entered into as of July 13, 2017, by and between the Licensor, the Licensee and the Payors, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, and each of the foregoing, individually, an “IPCO Trademark License Agreement”.

“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(a)	any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to such Person;
(b)

any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to all or a material portion of their respective assets;

(c)	any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(d)	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

“Licensor” means J. Crew Domestic Brand, LLC, as licensor under the IPCO Trademark License Agreement.

“Licensee” means J. Crew International, Inc., as licensee under the IPCO Trademark License Agreement.

“Obligors” means, collectively, the Term Loan Obligors and the IPCO Notes Obligors.

“Payors” means the Licensee, J. Crew Operating Corp. and any other Subsidiary of Borrower party to the IPCO Trademark License Agreement as a “payor”.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

“Purchasing Term Loan Claimholders” as defined in Section 2(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Term Loan Agreement” as defined in the recitals to this Agreement.

“Term Loan Claimholders” means, at any relevant time, the holders of Term Loan Obligations at that time, including the Term Loan Lenders and the agents under the Term Loan Agreement but excluding at all times any holder of any Term Loan Obligations that is an Affiliate of any of the Obligors.

“Term Loan Documents” means the Term Loan Agreement and the other “Loan Documents” (as defined in the Term Loan Agreement), as amended, modified, supplemented, extended, renewed, restated, replaced or refinanced from time to time.

“Term Loan Guarantors” as defined in the recitals to this Agreement.

“Term Loan Lenders” as defined in the recitals to this Agreement.

“Term Loan Obligations” means all principal of, interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to a Term Loan Obligor seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), if any, on the loans under the Term Loan Agreement and all expenses, indemnities and other obligations owing, due or payable at any time by the Borrower or any Term Loan Guarantor to any Term Loan Claimholder under any Term Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Term Loan Obligors” as defined in the recitals to this Agreement.

1.2  Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b)	any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;
(c)	the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
(d)	all references herein to Sections shall be construed to refer to Sections of this Agreement; and
(e)

the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.Call Right.

(a) The IPCO Notes Claimholders agree that following (i) an acceleration (or deemed acceleration as a result of the commencement of an Insolvency or Liquidation Proceeding with respect to any IPCO Notes Obligor) of any IPCO Notes Obligations in accordance with the terms of the IPCO Notes Indentures, (ii) the occurrence of a payment default or any other act or failure to act by the Licensee or a Payor under any IPCO Trademark License Agreement that would permit Licensor to terminate any IPCO Trademark License Agreement or (iii) the earlier to occur of (A) the termination of any IPCO Trademark License Agreement or (B) the delivery of notice of breach or termination by the Licensor under any IPCO Trademark License Agreement (each, a “Purchase Event”), the Term Loan Claimholders may, at their sole expense and effort, upon delivery of a Call Right Election Notice from the Term Loan Agent (acting pursuant to the written direction of the Purchasing Term Loan Claimholders (as such term is defined below)) to each IPCO Notes Trustee, irrevocably elect to acquire from the IPCO Notes Claimholders, without warranty or representation or recourse from or to the IPCO Notes Claimholders, all (but not less than all) of the IPCO Notes Obligations outstanding on the date of such purchase, for the purchase price specified below, and all rights of the IPCO Notes Claimholders under the IPCO Notes Documents; provided that (x) any such call right must be exercised within 45 days after the initial occurrence of any Purchase Event (such 45 day period, the “Call Right Election Period”), provided that if, during the Call Right Election Period, any Insolvency or Liquidation Proceeding shall be commenced with respect to any IPCO Notes Obligor, such call right must be exercised by the later to occur of (I) the date occurring 15 days after the commencement of such Insolvency or Liquidation Proceeding and (II) the end of the Call Right Election Period, (y) the IPCO Notes Trustees and the IPCO Notes Claimholders shall retain all rights to be indemnified or to be held harmless by the IPCO Obligors in accordance with the terms of the IPCO Notes Documents, and (z) the Purchasing Term Loan Claimholders shall have paid to the IPCO Notes Trustees, for the account of the respective IPCO Notes Claimholders, in immediately available funds, a purchase price in an amount equal to (I) 110% of the principal amount of such IPCO Notes Obligations outstanding on the Purchase Date (but in no event greater than 110% of the sum of (x) $346,596,000 plus (y) the aggregate principal amount of any additional notes issued under the IPCO Notes Indentures after the date hereof and permitted thereunder (as in effect on the date hereof)) less (z) the aggregate principal amount of any prepayments or redemptions made under IPCO Notes Indentures as of the Purchase Date)), plus (II) all accrued and unpaid interest thereon plus (III) all accrued and unpaid costs and expenses (including reasonable attorney’s fees and costs).  Absent receipt by each IPCO Notes Trustee of a Call Right Election Notice from the Term Loan Agent within the prescribed period, the IPCO Notes Trustees can assume that no Purchase Event has occurred.

(b)In order to effectuate the foregoing, each IPCO Notes Trustee shall calculate, upon the written request of the Term Loan Agent or the Purchasing Term Loan Claimholders from time to time, the aggregate amount of principal and accrued and unpaid interest with respect to the applicable IPCO Notes Obligations as of the Purchase Date and shall provide the amount of any unpaid expenses of such IPCO Notes Trustee.

(c)If the right set forth in this Section 2 is exercised: (1) the parties shall close on the date occurring ten (10) Business Days after the date of receipt by each IPCO Notes Trustee of the Call Right Election Notice (such date, the “Purchase Date”; the period from receipt of the Call Right Election Notice through and including the date of the closing of the call right transaction contemplated by this Section 2, the “Call Right Notice Period”), (2) such IPCO Notes Obligations shall be purchased pro rata among the Term Loan Claimholders giving notice to the Term Loan Agent of their intent to exercise the purchase option hereunder (the “Purchasing Term Loan Claimholders”) according to the Purchasing Term Loan Claimholders’ portion of the Term Loan Obligations outstanding on the date of purchase pursuant to this Section 2 (or pursuant to such other allocation as the Purchasing Term Loan Claimholders may agree), and each IPCO Notes Trustee shall arrange for the delivery of the IPCO Notes to the designee of the Purchasing Term Loan Claimholders specified in the Call Right Election Notice (which for the avoidance of doubt, will not be the Term Loan Agent unless the Term Loan Agent otherwise agrees in writing) who will distribute such IPCO Notes to the Purchasing Term Loan Claimholders, and (3) during the Call Right Notice Period, the IPCO Notes Claimholders shall (x) refrain from taking any enforcement action or exercise of remedies with respect to any IPCO Trademark License Agreement or the intellectual property of the IPCO Notes Obligors and (y) shall terminate any existing enforcement action or exercise of remedies with respect to any IPCO Trademark License Agreement or the intellectual property of the IPCO Notes Obligors, to the extent commenced prior to the commencement of the Call Right Notice Period.  In connection with the foregoing, the Purchasing Term Loan Claimholders shall provide any transmittal, wire or other similar instructions or information reasonably required by the IPCO Notes Trustees in order to effectuate the purchase contemplated hereby.

For the avoidance of doubt, except for providing a Call Right Election Notice to the IPCO Notes Trustees upon the written direction of the Purchasing Term Loan Claimholders, the Term Loan Agent shall have no responsibility with respect to this Section 2, including, without limitation, any duty to confirm whether a Purchase Event has occurred, to provide notice of the occurrence of a Purchase Event or to perform, monitor or verify any calculation contemplated or required hereunder.

Following the occurrence of a Purchase Event, each IPCO Notes Trustee agrees not to resign under the IPCO Notes Indenture to which it is a party until the date following the later of (i) the Purchase Date, (ii) the expiration of the Call Right Election Period (subject to extension pursuant to clause (a)(x) above) and (iii) the date any successor trustee is appointed under the relevant IPCO Notes Indenture who accedes to this Agreement by delivering a signature page hereto.  Nothing herein shall prohibit an IPCO Notes Trustee from availing itself of its rights under Section 7.08 of each IPCO Notes Indenture to petition a court of competent jurisdiction for the appointment of a successor trustee pursuant to the terms therein.

SECTION 3.Miscellaneous.

3.1  Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  Each IPCO Notes

Trustee, on behalf of itself and the applicable IPCO Notes Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding with respect to any Obligor.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to any Obligor shall include such Obligor as debtor and debtor-in-possession and any receiver or trustee for such Obligor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the date the Term Loan Obligations shall have been paid in full in cash and (ii) the date the call right has been consummated in accordance with Section 2.

3.2  Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Term Loan Agent or any IPCO Notes Trustee shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement.

3.3  SUBMISSION TO JURISDICTION; WAIVERS.

(a)

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 3.4; AND

(4)AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)	EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS

INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

(c)

EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 3.3(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT OR IPCO NOTES DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

3.4  Notices.  All notices to the Term Loan Claimholders and the IPCO Notes Claimholders permitted or required under this Agreement shall also be sent to the Term Loan Agent and each IPCO Notes Trustee, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States of America mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States of America mail with postage prepaid and properly addressed; provided that no notice to any of the Term Loan Agent or any IPCO Notes Trustee shall be effective until received by such party.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

3.5  APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED HEREIN) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS

PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

3.6  Binding on Successors and Assigns.  This Agreement shall be binding upon the Term Loan Agent, the Term Loan Claimholders, the IPCO New Notes Trustee, the IPCO New Notes Claimholders, the IPCO New Money Notes Trustee and the IPCO New Money Notes Claimholders and their respective successors and assigns.  If either of the Term Loan Agent or any IPCO Notes Trustee resigns or is replaced pursuant to the Term Loan Agreement or the IPCO Notes Indentures, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

3.7  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

3.8  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or electronic format (i.e. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

3.9  Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

3.10  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Term Loan Agent and the Term Loan Claimholders, the IPCO New Notes Trustee and the IPCO New Notes Claimholders and the IPCO New Money Notes Trustee and the IPCO New Money Notes Claimholders.  Nothing in this Agreement shall impair, (i) as between Borrower and the other Term Loan Obligors and the Term Loan Agent and the Term Loan Claimholders, the obligations of Borrower and the other Term Loan Obligors to pay principal, interest, fees and other amounts as provided in the Term Loan Documents, (ii) as between the IPCO Notes Issuers and the other IPCO Notes Obligors and the IPCO New Notes Trustee and the IPCO New Notes Claimholders, the obligations of the IPCO Notes Issuers and the other IPCO Note Obligors to pay principal, interest, fees and other amounts as provided in the IPCO New Notes Documents and (iii) as between the IPCO Notes Issuers and the other IPCO Notes Obligors and the IPCO New Money Notes Trustee and the IPCO New Money Notes Claimholders, the obligations of the IPCO Notes Issuers and the other IPCO Note Obligors to pay principal, interest, fees and other amounts as provided in the IPCO New Money Notes Documents.

3.11  Agents.  The Term Loan Agent shall be entitled to the rights, benefits, protections, exculpations and indemnities provided in the Term Loan Agreement as if set forth herein verbatim.  The IPCO New Notes Trustee shall act in accordance with the IPCO New Notes Documents to which it is a party and shall be entitled to the rights, benefits, protections, exculpations and indemnities provided in Article VII of the IPCO New Notes Indentures as if set forth herein verbatim.  The IPCO New Money Notes Trustee shall act in accordance with the IPCO New Money Notes Documents to which it is a party and shall be entitled to the rights, benefits, protections, exculpations and indemnities provided in Article VII of the IPCO New Money Notes Indentures as if set forth herein verbatim.

IN WITNESS WHEREOF, the parties hereto have executed this Call Right Agreement as of the date first written above.

Term Loan Agent

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Term Loan Agent,

By:	/s/ Patrick J. Healy Name: Patrick J. Healy Title: Senior Vice President

Address for Notices:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801

Attention: Patrick J. Healy

Telephone:  (302) 888-7420
Fax:  (302) 299-3199

[J-Crew Call Right Agreement]

IPCO Notes Trustees

U.S. BANK NATIONAL ASSOCIATION,
as IPCO New Notes Trustee,

By:	/s/ Christopher J. Grell Name: Christopher J. Grell Title: Vice President

Address for Notices:  100 Wall Street, 16th Floor

New York, NY. 10005 Telephone:  212-951-6990
Fax:  212-361-6153

U.S. BANK NATIONAL ASSOCIATION,
as IPCO New Money Notes Trustee,

By:	/s/ Christopher J. Grell Name: Christopher J. Grell Title: Vice President

Address for Notices:	100 Wall Street, 16th Floor

New York, NY. 10005 Telephone:  212-951-6990
Fax:  212-361-6153

[J-Crew Call Right Agreement]

Exhibit A

Form of Call Right Election Notice

U.S. BANK NATIONAL ASSOCIATION,

as IPCO New Notes Trustee and as IPCO New Money Notes Trustee

100 Wall Street, 16th Floor

New York, NY. 10005

CALL RIGHT ELECTION NOTICE

Ladies and Gentlemen:

Reference is made to that certain Call Right Agreement dated as of July 13, 2017 (the “Call Right Agreement”), among WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent for the holders of the Term Loan Obligations (the “Term Loan Agent”), (ii) U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee for the holders of the IPCO New Notes Obligations (the “IPCO New Notes Trustee”) and (iii) U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee for the holders of the IPCO New Money Notes Obligations (the “IPCO New Money Notes Trustee” and, together with the IPCO New Notes Trustee, the “IPCO Notes Trustees”).  Capitalized terms used but not defined herein are used as defined in the Call Right Agreement.

We hereby notify the IPCO Notes Trustees that the Term Loan Claimholders listed on Schedule 1 hereto are hereby exercising the call right set forth in Section 2 of the Call Right Agreement and shall purchase the outstanding IPCO Notes Obligations on the terms provided in Section 2 of the Call Right Agreement on the Purchase Date (as defined below).

Pursuant to Section 2(c) of the Call Right Agreement, the “Purchase Date” shall be [________], 20[__], being the date ten (10) Business Days after the date hereof.

For purposes of Section 2 of the Call Right Agreement, the Purchasing Term Loan Claimholders have designated [       ] as their designee.

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Term Loan Agent,

By:	Name: Title:

[J-Crew Call Right Agreement]